UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 18, 2008

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 18, 2008, the board of directors (the "Board") of The Hartford Financial Services Group, Inc. (the "Company") voted to increase the size of the Board from ten persons to eleven persons and to elect Robert B. Allardice III as a new director to fill the vacancy created by such increase, effective immediately. Mr. Allardice also was appointed to serve on the following committees of the Board: the Audit Committee, the Legal and Public Affairs Committee and the Executive Committee.

Mr. Allardice has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K.

Mr. Allardice will be eligible to receive a prorated portion of the 2008-2009 compensation package for non-employee directors described in the Company’s 2008 Notice of Annual Meeting and Proxy Statement filed with the Securities and Exchange Commission on April 10, 2008. Mr. Allardice will receive a prorated annual cash retainer of $30,000, payable immediately, $2,500 for each Board meeting attended and $2,000 for each committee meeting attended. He will have the option to defer any or all of his cash compensation into The Hartford Deferred Compensation Plan and/or The Hartford 2005 Incentive Stock Plan. Mr. Allardice will receive a prorated restricted stock award valued at $100,000 that will be based on the Company’s closing stock price on or around October 31, 2008. The restricted stock will vest three years from the grant date. Mr. Allardice will also be provided with $100,000 of Group Term Life Insurance and $750,000 of Accidental Death and Dismemberment. All travel expenses incurred by Mr. Allardice in connection with his service on the Board will be reimbursed by the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On September 18, 2008, the Board, upon recommendation of the Nominating and Corporate Governance Committee, amended the Company's Amended and Restated By-laws in several respects, including changes meant to clarify the intent of certain provisions in light of recent developments in Delaware corporate law. In addition to the amendments described below, the amended By-laws include changes to make various technical corrections and other non-substantive changes.

Sections 1.3 and 2.2 were amended to clarify the advance notice procedures a stockholder must follow to properly present director nominations or bring other business before a meeting of stockholders. This includes a requirement that a stockholder giving notice of a proposal describe, among other things, (i) the class and number of shares of the Company directly or indirectly owned by the stockholder, any beneficial owner on whose behalf the proposal is made or their respective affiliates and (ii) any agreement, arrangement or understanding (including any derivatives or short positions) to which the stockholder or beneficial owner or their respective affiliates is a party.

Section 2.2 was further amended to require that each director nominee submit a questionnaire regarding his or her background and qualifications, as well as a representation and agreement that the nominee (i) is not and will not become a party to any undisclosed voting commitment or any voting commitment that that could interfere with such person's fiduciary duties under applicable law, (ii) is not and will not become party to any agreement with any person other than the Company with respect to any compensation or indemnification in connection with service as a director and (iii) if elected, will comply with applicable law and corporate governance and other policies of the Company.

Section 4.1(b) was amended to clarify that the rights to indemnification and advancement of expenses provided for by Article 4 are contract rights that vest at the time a director or officer takes office, and that those rights extend to both current and former directors and officers.

The foregoing description of the By-laws amendments does not purport to be complete and is qualified in its entirety by reference to the By-laws, as amended, a copy of which is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Amended and Restated By-laws of The Hartford Financial Services Group, Inc., effective September 18, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

September 24, 2008	By:	Alan J. Kreczko

Name: Alan J. Kreczko
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated By-laws of The Hartford Financial Services Group, Inc., effective September 18, 2008